First Financial Service Corporation
NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Steven M. Zagar
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation to Speak at Keefe, Bruyette & Woods 2010 Community Bank Conference

Elizabethtown, Kentucky, July 23, 2010 – First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced that its Chief Executive Officer, B. Keith Johnson will be speaking at the Keeffe, Bruyette & Woods Community Bank Conference, which takes place in New York City, July 27-28, 2010.

Mr. Johnson will present an overview of the First Financial Service Corporation’s business strategy and financial performance.  The presentation is scheduled to begin at 2:00 p.m. E.T., on Wednesday, July 28, 2010, and will be available through a live webcast at the following link: http://kbw.com/news/conferenceCommunity2010_Webcast.html.  All presentations and audio will be archived for 60 days.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP